Exhibit 3.1(i)(b)

Docusign Envelope ID: 58E1E7FF-6D68-4D47-8D61-E4911983D2F4

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E32388472023-1
FVAguilar	Filing Number 20244475906
Secretary of State State Of Nevada	Filed On 11/18/2024 10:15:00 AM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: LogicMark, Inc. Entity or Nevada Business Identification Number (NVID): NV20232804130
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 11/18/2024 Time: 5:00 p.m. ET (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series C Non-Convertible Voting Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 11/18/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES C NON-CONVERTIBLE VOTING PREFERRED STOCK OF

LOGICMARK, INC.

The undersigned, Mark Archer, the Chief Financial Officer of LogicMark, Inc. (the “Corporation”), pursuant to the provisions of the Nevada Revised Statutes of the State of Nevada, does hereby certify and set forth as follows:

1. The date on which the Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock of the Corporation (the “Certificate of Designations”), was originally filed with the Secretary of State of the State of Nevada was June 1, 2023, and the Certificate of Designations has not been amended or modified and is in full force and effect as of the date hereof.

2. A new Section 12 shall be added to the Certificate of Designations, which shall read as follows:

“12. REVERSE STOCK SPLIT. Upon the filing of this certificate of amendment with the Secretary of State of the State of Nevada (the “Effective Time”), each twenty-five (25) outstanding shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (the “Old Series C Preferred Stock”) shall be combined and converted into one (1) share of Series C Preferred Stock (the “New Series C Preferred Stock”) based on a ratio of one share of New Series C Preferred Stock for each twenty-five (25) shares of Old Series C Preferred Stock (the “Reverse Split Ratio”). This reverse stock split (the “Reverse Split”) of the outstanding shares of Series C Preferred Stock shall not affect the total number of shares of authorized preferred stock, par value $0.0001 per share, that the Company has designated as Series C Preferred Stock, which shall remain as set forth under Section 1.

The Reverse Split shall occur without any further action on the part of the Company or the holders of shares of New Series C Preferred Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Series C Preferred Stock shall be deliverable upon the Reverse Split, all of which shares of New Series C Preferred Stock shall be rounded up to the nearest whole number of such shares. All references to “Series C Preferred Stock” in this Certificate of Designations shall be to the New Series C Preferred Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders. For shares held in certificated form, certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Series C Preferred Stock shall, after the Effective Time, represent a number of shares of New Series C Preferred Stock as is reflected on the face of such certificates for the Old Series C Preferred Stock, divided by the Reverse Split Ratio and rounded up to the nearest whole number. The Company shall not be obligated to issue new certificates evidencing the shares of New Series C Preferred Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.”

3. Section 4(l) of the Certificate of Designations shall be amended and restated in its entirety to read as follows:

“(l) “Stated Value” means $2,000,000.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, combinations, subdivisions or other similar events occurring after the Effective Time.”

4. All other provisions of the Certificate of Designations shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designations to be signed by the undersigned, a duly authorized officer of the Corporation, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true and under penalty of perjury this 18th day of November, 2024.

LOGICMARK, INC.

By:	/s/ Mark Archer
	Name:	Mark Archer
	Title:	Chief Financial Officer